UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §14a-11(c) or Rule 14a-12

BIOFORM MEDICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 10, 2009

To our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of BioForm Medical, Inc. (“BioForm”). The meeting will be held at our principal executive offices located at 1875 South Grant Street, San Mateo, California 94402, First Floor, at 8:30 a.m. local time on December 10, 2009, for the following purposes:

1.	To elect three Class II directors, each to serve for a three-year term that will expire at the 2012 Annual Meeting of Stockholders or until such time as a successor has been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent accounting firm for the fiscal year ending June 30, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The meeting will begin promptly at 8:30 a.m. local time. Only those who are BioForm (NASDAQ: BFRM) common stockholders of record at the close of business on October 16, 2009 will be entitled to receive notice of, and vote at, the Annual Meeting and any postponements or adjournments of the meeting. If you are a stockholder of record, you will be asked to present proof of identification for admission to the Annual Meeting. If your shares are held in the name of a broker, bank or other nominee, you may be asked to present a statement from your broker, bank or other nominee, reflecting your beneficial ownership of BioForm common stock as of October 16, 2009 as well as a proxy from the record-holder to you, for admission to the 2009 Annual Meeting. Please be prepared to provide this documentation if requested.

For a period of at least 10 days prior to the meeting, during normal business hours, at our principal executive offices located at 1875 South Grant Street, San Mateo, California 94402, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose in connection with the Annual Meeting.

By order of the Board of Directors,

By:
Steven L. Basta Chief Executive Officer and Director

San Mateo, California

October 28, 2009

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. PLEASE REFER TO (I) THE INSTRUCTIONS OF THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS YOU RECEIVED IN THE MAIL, (II) THE SECTION CALLED “QUESTIONS AND ANSWERS REGARDING PROXY MATERIALS” BEGINNING ON PAGE 1 OF THIS PROXY STATEMENT, OR (III) IF YOU REQUESTED PRINTED PROXY MATERIALS, YOUR ENCLOSED PROXY CARD.

CONSIDERING REGISTERING ELECTRONICALLY FOR STOCKHOLDER MATERIALS?

BioForm Medical, Inc. is pleased to take advantage of the new Securities and Exchange Commission (the “SEC”) rule allowing companies to furnish this Proxy Statement and Annual Report over the Internet to our stockholders. We believe that this new e-proxy process, also known as “Notice and Access” will expedite the receipt of proxy materials, reduce our printing and mailing expenses and reduce the environmental impact of producing materials required for our Annual Meeting.

Stockholders should refer to the “Questions and Answers Regarding Proxy Materials” portion of the following Proxy Statement (beginning on page 1) or contact our Investor Relations hotline at 650-286-4003 for assistance regarding instructions on how to register for and thereafter access our Proxy Statement and Annual Report online.

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 10, 2009

The Board of Directors of BioForm Medical, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2009 Annual Meeting of Stockholders to be held on December 10, 2009, beginning at 8:30 a.m., local time, at our principal executive offices located at 1875 South Grant Street, San Mateo, California 94402, First Floor, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement: the terms “we,” “our,” “BioForm” and the “Company” each refer to BioForm Medical, Inc.; the term “Board” means our Board of Directors; the term “proxy materials” means this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the year ended June 30, 2009, filed with the U.S. Securities and Exchange Commission on September 25, 2009, which you should read; and the term “Annual Meeting” means our 2009 Annual Meeting of Stockholders.

We are sending these proxy materials on or about October 29, 2009 (the “Proxy Date”), to all stockholders of record at the close of business on October 16, 2009 (the “Record Date”).

QUESTIONS AND ANSWERS REGARDING PROXY MATERIALS

Why am I receiving these proxy materials?	You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the Record Date which was October 16, 2009. As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?	The Securities and Exchange Commission has adopted amendments to the proxy rules that change how companies must provide proxy materials. These new rules are often referred to as “Notice and Access.” Under the Notice and Access model, a company may select either of the following two options for making proxy materials available to stockholders:

•	The full set delivery option; or

•	The notice only option.

A company may use a single method for all its stockholders, or use full set delivery for some while adopting the notice only option for others.

This process reduces the amount of time it takes for stockholders to obtain the materials, reduces the printing and mailing expenses paid by the Company, and reduces the environmental impact of producing the materials. The Company is required to comply with these new “Notice and Access” rules in connection with its Annual Meeting.

Most of our stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the “Notice of Internet Availability of Proxy Materials” (referred herein as the “Notice”), which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.

How can I access the proxy materials over the Internet?	You should read your Notice carefully for instructions on how to access the proxy materials over the Internet. Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, like the vast majority of our stockholders, you will access our proxy materials at the following address: www.ProxyVote.com. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you will access our proxy materials at the following address: www.eproxy.com/bfrm. In either case, you will need to have a copy of your Notice available to access the secure site.

Our proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting.

Your notice of Internet availability of proxy materials, proxy card or voting instruction card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

What should I do if I prefer a paper copy of the proxy materials?	Our Annual Report on Form 10-K for fiscal year 2009 and our Proxy Statement are available free of charge on the Internet from the Securities and Exchange Commission’s website at http://www.sec.gov. You can print the materials from that website.

Additionally, stockholders who wish to obtain a paper copy of the proxy materials should refer to the instructions contained on their Notice. Stockholders who have previously submitted a standing request to receive paper copies of our proxy materials will receive a paper copy of the proxy materials by mail.

What should I do if I receive more than one set of voting materials?	You may request delivery of a single copy of our future proxy statements and annual reports by writing to BioForm Medical, Inc, Attention: Investor Relations, 1875 South Grant Street, Suite 200, San Mateo, California 94402, or calling our Investor Relations department at (650) 286-4003.

I received one copy of these materials. May I get additional copies?	Certain stockholders who share an address are being delivered only one copy of this Proxy Statement. You may receive additional copies of this Proxy Statement without charge by sending a written request to BioForm Medical, Inc, Attention: Investor Relations, 1875 South Grant Street, Suite 200, San Mateo, California 94402. Requests may also be made by calling our Investor Relations department at (650) 286-4003.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?	At our meeting, stockholders of record will vote upon the items of business outlined in the notice of meeting (on the cover page of this proxy statement), each of which is described more fully in this proxy statement. In addition, management will report on the performance of our Company and respond to questions from stockholders.

What happens if additional matters are presented at the meeting?	Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, Steve Basta and Fred Lwee, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, a nominee for director is not available as a candidate, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by our Board.

Who is entitled to attend the meeting?	You are entitled to attend the meeting only if you were a BioForm stockholder (or joint holder) of record as of the close of business on October 16, 2009, or if you hold a valid proxy for the meeting. You should be prepared to present photo identification for admittance.

Please also note that if you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 8:30 a.m., local time. Check-in will begin at 8:00 a.m., local time.

How many shares must be present or represented to conduct business?	The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock at the close of business on the Record Date will constitute a quorum. A quorum is required to conduct business at the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

QUESTIONS AND ANSWERS REGARDING VOTING

Who is entitled to vote at the meeting?	Only stockholders who owned our common stock at the close of business on the Record Date are entitled to notice of the Annual Meeting and to vote at the meeting, and at any postponements or adjournments thereof. As of the Record Date, there were 46,487,245 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What will be voted on at the meeting?	The items of business scheduled to be voted on at the meeting are as follows:

1.	the election of three nominees to serve as Class II directors on our Board; and

2.	the ratification of the appointment of our independent accounting firm for the 2010 fiscal year.

These proposals are described more fully below in this proxy statement. As of the date of this proxy statement, the only business that our Board intends to present or knows of that others will present at the meeting is set forth in this proxy statement. If any other matter or matters are properly brought before the meeting, it is the intention of the persons who hold proxies to vote the shares they represent in accordance with their best judgment.

How does the Board recommend that I vote?	Our Board recommends that you vote your shares “FOR” the director nominees and “FOR” the ratification of the appointment of the independent accounting firm for the 2010 fiscal year.

What shares can I vote at the meeting?	You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?	Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered to be, with respect to those shares, the stockholder of record, and the Notice was sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to BioForm or to vote in person at the meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone, as described in the Notice and below under the heading “How can I vote my shares without attending the meeting?”

Beneficial Owner. If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee or nominee how to vote your shares, and you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described in the Notice and below under the heading “How can I vote my shares without attending the meeting?”

How can I vote my shares without attending the meeting?	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

How can I vote my shares in person at the meeting?	Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described above so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote?	You may change your vote at any time prior to the taking of the vote at the meeting. If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to our Secretary at BioForm Medical, Inc, 1875 South Grant Street, Suite 200, San Mateo, California 94402 prior to your shares being voted, or (3) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within BioForm or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to BioForm management.

How are votes counted?	The vote required to approve each item of business and the method for counting votes is set forth below:

In the election of directors, you may vote “FOR” the director nominee or you may choose to “WITHHOLD” your vote for the director nominee by striking through the nominee’s name on your proxy. The three director nominees receiving the highest number of affirmative “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as the Class II directors. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the board of directors.

What is a “broker non-vote”?	Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters. The election of a director and the ratification of the appointment of independent accounting firm are considered routine matters. Therefore, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” our nominees to the Board and “FOR” ratification of the independent accounting firm. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

How are “broker non-votes” counted?	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?

If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal

(other than the election of directors), but they will not be voted on any matter at the meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

Who will serve as inspector of election?	We expect a representative of Wells Fargo Bank, N.A., our transfer agent, to tabulate the votes and act as inspector of election at the meeting.

Who is soliciting my vote and who is paying the costs?	Your vote is being solicited on behalf of our Board and we will pay the costs associated with the Notice and solicitation of proxies, including preparation, assembly, printing, web hosting and mailing of this proxy statement. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

How can I find out the results of the voting?	We intend to announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2010.

QUESTIONS AND ANSWERS REGARDING STOCKHOLDER PROPOSALS

What is the deadline for proposing action or director candidates?	As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in the BioForm proxy statement for the annual meeting to be held in 2010, the written proposal must be received by the Secretary of the Company at our principal executive offices on or before August 20, 2010 (120 days prior to the one year anniversary of our 2009 Annual Meeting). If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail next year’s proxy materials. Stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the U.S. Securities and Exchange Commission (the “SEC”). Proposals should be addressed to:

Investor Relations

BioForm Medical, Inc.

1875 South Grant Street, Suite 200

San Mateo, California 94402

Nomination of Director Candidates: If you wish to propose a director candidate for consideration by our Board, your recommendation should include information required by the Bylaws of BioForm and should be directed to the Secretary of BioForm at the address of our principal executive offices set forth above. In addition, the stockholder must submit the recommendation within the time period set forth above for Stockholder Proposals.

Copy of Bylaw Provisions: You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

If any stockholder proposal is submitted after August 20, 2010, our board will be allowed to use its discretionary voting authority if the proposal is raised and considered at the annual meeting without any discussion of the matter in the proxy statement.

PROPOSAL ONE—ELECTION OF DIRECTORS

Classes of the Board of Directors

Our Board currently consists of eight directors, divided among the three classes designated as Class I, Class II and Class III of approximately equal size. The members of each class are usually elected to serve three-year terms with the term of office for each class ending in successive years. Our Class II directors that are standing for election, Chris Dennis, Jeff Nugent and Martin Sutter, are directors whose term expires at this Annual Meeting.

Messrs. Dennis, Nugent and Sutter have been nominated for election to our Board to serve until the 2012 Annual Meeting or until their respective successors have been appointed or elected. We expect all three nominees to be able to serve if elected. If a director nominee is not able to serve, proxies may be voted in favor of any other person our Board may select.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” EACH NOMINEE FOR CLASS II DIRECTOR LISTED ABOVE.

Class II Nominees for Director for a Three-Year Term Ending in 2012

Chris Dennis has served as a member of our Board of Directors since December 2008. Since September 2009, Mr. Dennis has served as President and CEO of Comcare Ltd., a privately held provider of community therapy, at home nursing and home care. From January 2009 to September 2009, Mr. Dennis served as an independent consultant to medical technology companies. From April 2007 to January 2009, Mr. Dennis served as senior vice president of commercial operations for Angiotech Pharmaceuticals, a publicly-traded pharmaceutical and medical device company. Prior to joining Angiotech, from November 1989 to April 2007, Mr. Dennis was with Johnson & Johnson where he served as the Global President of Johnson & Johnson’s OrthoNeutrogena company (pharmaceuticals and aesthetic devices) and Vice President of Sales and Marketing for Johnson & Johnson’s Janssen Ortho, Inc. company (pharmaceuticals). Mr. Dennis holds both an Advanced Graduate Diploma and an M.B.A. from Athabasca University, and holds a Business Management Certificate in International Marketing from British Columbia Institute of Technology.

Jeff Nugent has served as a member of our Board of Directors since February 2009. From May 2007 to June 2009, Mr. Nugent served as the President and CEO of Ventus Medical, a privately-held medical device company focused on the development of a treatment for obstructive sleep apnea. From January 2005 to May 2007, Mr. Nugent served as President and CEO of Insight Pharmaceuticals, a privately held manufacturer and marketer of leading non-prescription medications. From 1999 to 2002, Mr. Nugent served as President and CEO of Revlon. Mr. Nugent previously held a number of senior management positions within Johnson & Johnson for over 20 years in R&D, operations, marketing and finance, including serving as Worldwide President and CEO of Neutrogena from the time of its acquisition in 1994 until 1999. Mr. Nugent also serves on the boards of directors of several privately-held medical device companies. Mr. Nugent has a BS in Mathematics from St. Joseph’s College and an MBA in Marketing and Finance from Loyola University of Chicago.

Martin Sutter has served as a member of our Board of Directors since April 2004 and was appointed Lead Director in August 2007. Since 1994, Mr. Sutter has served as Managing Director of Essex Woodlands Health Ventures, a venture capital partnership focused on healthcare investments, and previously served as a Managing Director of one of its predecessors. Mr. Sutter serves as a member of the board of directors of ATS Medical, a publicly-traded medical device and services company, and Abiomed, a publicly-traded medical device company. He currently serves on the board of directors of several privately-held life science companies. Mr. Sutter holds a B.S. from Louisiana State University and an M.B.A. from the University of Houston.

Class III Directors Continuing in Office Until 2010

Tim Lynch has served as a member of our Board of Directors since July 2006. Since July 2008, Mr. Lynch has been serving as a general partner of Stonepine Capital LLC. From October 2005 through June 2007, Mr. Lynch served as President and Chief Executive Officer of NeuroStat Pharmaceuticals, a specialty pharmaceutical company. From June 2005 through September 2005, Mr. Lynch was President and Chief Executive Officer of Vivo Therapeutics, a specialty pharmaceuticals company. From October 2002 through June 2005, Mr. Lynch served as Chief Financial Officer of Tercica, a publicly-traded biopharmaceutical company. From 1999 to June 2002, Mr. Lynch served as Chief Financial Officer of InterMune, a publicly-traded biopharmaceutical company. Currently, Mr. Lynch serves as a member of the board of directors of several publicly-traded companies related to pharmaceuticals and biotechnology, including Nabi Biopharmaceuticals, Allos Therapeutics, and InSite Vision Incorporated. Mr. Lynch holds a B.A. from Colgate University and an M.B.A. from the Harvard Graduate School of Business.

Dennis Condon has been our President and Chief Business Officer since June 2007 and has served on our board of directors since March 2009. Previously, Mr. Condon served as a member of our board of directors from January 2004 to June 2007. From March 2006 to June 2007, he was the Chief Executive Officer and President of Apsara Medical, a medical device company focused on the aesthetics market. From February 2005 to November 2005, Mr. Condon was the President and Chief Executive Officer of Reliant Technologies Inc., a provider of lasers for aesthetic applications. Since November 2002, Mr. Condon has also served as a principal of a privately-held medical aesthetics services practice. From 1998 to June 2002, he was Chief Executive Officer of The Plastic Surgery Company, a healthcare services company. From 1991 to 1998, he was President of Mentor Corporation’s aesthetics division. Mr. Condon holds a B.S. from the University of California, Davis.

Kevin Sidow has served as a member of our Board of Directors since July 2007. Mr. Sidow is currently the Chief Executive Officer of Moximed, a privately-held orthopedic company. Mr. Sidow served as President and Chief Executive Officer and as a member of the board of directors of St. Francis Medical Technologies from May 2004 until the company was acquired by Kyphon, an orthopedic company, in January 2007. From 1998 to May 2004, Mr. Sidow held a number of executive positions with DePuy, a subsidiary of Johnson & Johnson and a designer, manufacturer and distributor of medical devices. From October 2003 to May 2004, he was Worldwide President of DePuy, and from March 2001 to October 2003, he served as Worldwide President of DePuy Orthopaedics, ACE and Casting. Mr. Sidow currently serves on the board of directors of Intrinsic Therapeutics. Mr. Sidow holds a B.S. from West Virginia University.

Class I Directors continuing in Office Until 2011

Steve Basta has served on our Board since November 2002. Mr. Basta has also been our Chief Executive Officer since November 2002, and served as President from November 2002 to June 2007. From December 2000 to November 2002, he was President, and later Chief Executive Officer, of Gliatech, a medical device and drug discovery company. Prior to joining Gliatech, Mr. Basta was Vice President, Business Development of Creative BioMolecules from 1997 to 2000, and served as its Chief Financial Officer from 1999 to 2000. Mr. Basta currently serves on the board of directors of a privately-held life sciences company. Mr. Basta holds a B.A. from The Johns Hopkins University and a Masters in Management from the Kellogg Graduate School of Management at Northwestern University.

N.C. Joseph Lai, Ph.D., is our founder and has been a member of our Board of Directors since July 1999. From July 1999 to November 2002, Dr. Lai served as our President and Chief Executive Officer. From November 2002 to November 2005, Dr. Lai served as our Executive Chairman. From November 2005 to August 2007, he served as Chairman of our Board of Directors. Dr. Lai was a co-founder of Criticare Systems, a medical device company, and served as an officer from the company’s inception in October 1984 until November 1998. Dr. Lai holds a B.S. from Cornell University, an M.S. from Northeastern University and Ph.D. from the University of Pittsburgh, all in chemical engineering.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

As of the date of this proxy statement, our Board consists of eight directors. Our Board has the authority to further increase the size of the Board from time to time. The current directors are Martin Sutter, Steve Basta, Dennis Condon, Chris Dennis, N.C. Joseph Lai, Ph.D., Tim Lynch, Jeff Nugent and Kevin Sidow. Our Board has determined that Messrs. Dennis, Lynch, Nugent, Sidow and Sutter and Dr. Lai are independent directors under the listing standards established by the rules of the NASDAQ Stock Market, Inc. (“NASDAQ”).

Board and Committee Meetings

In the year ended June 30, 2009, the Board of Directors held eight (8) meetings. The Board has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The compensation committee has a standing non-officer grant subcommittee, as described below. From time to time, our Board may also create ad hoc committees for special purposes. The Audit Committee met six (6) times during fiscal 2009. The Compensation Committee met eight (8) times during fiscal 2009. The Nominating and corporate governance committee met three (3) times during fiscal 2009. Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees on which he served that were held in fiscal 2009. We also encourage, but do not require our Board members to attend the Annual Meetings of our stockholders. Last year, one of the two directors standing for re-election, Mr. Basta, and one of our other directors, Mr. Condon, attended the 2008 Annual Meeting. The function and membership during fiscal year 2009 of each of these committees is described below.

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Martin Sutter	—	—	member*
Steve Basta	—	—	—
Dennis Condon	—	—	—
Chris Dennis	member	member	—
N.C. Joseph Lai, Ph.D.	member	—	—
Tim Lynch	member*	—	—
Jeff Nugent	—	member*	member
Kevin Sidow	—	member	member

*	Indicates the chairman of each standing committee of the Board.

Audit Committee. The audit committee is a standing committee of, and operates under a written charter adopted by, our Board, and is authorized to appoint our independent auditors, review our internal accounting procedures and financial statements, and consult with and review the services provided by our independent accounting firm, including the results and scope of their audit. The audit committee currently consists of Mr. Dennis, Dr. Lai and Mr. Lynch, each of whom is able to read and understand fundamental financial statements and has been determined to be independent, within the meaning of applicable SEC and NASDAQ rules. Mr. Lynch is the chairman of our audit committee and is our audit committee financial expert, as defined under current SEC and NASDAQ rules. A copy of the audit committee charter is available on our website at http://investor.bioform.com/governance.cfm.

Compensation Committee. The compensation committee is a standing committee of our Board, and is authorized to review and approve modifications to the compensation and benefits for our executive officers, and to administer our stock plans. The compensation committee currently consists of Messrs. Dennis, Nugent and Sidow, each of whom has been determined to be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Mr. Nugent is the chairman of our compensation committee. We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, NASDAQ and SEC rules and regulations. A copy of the compensation committee charter is available on our website at http://investor.bioform.com/governance.cfm.

Subcommittee for New Hire Non-Officer and Sales Employee Grants. The compensation committee has a standing subcommittee, comprised of Mr. Basta and Mr. Nugent, our CEO and the chairman of our compensation committee, respectively, the function of which is to review and approve non-officer grants for new hires and promotions at monthly intervals. The subcommittee was formed and began functioning following the compensation committee’s approval of an option grant matrix, establishing ranges for new-hire option grants for each level of employee within our company. The subcommittee may, if circumstances require, make a new employee grant in an amount not to exceed 125% of the maximum level set forth in the matrix for such position. In 2009, the subcommittee’s responsibilities were expanded to include the quarterly review and approval of grants made pursuant to sales employee incentive programs established by the compensation committee.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is a standing committee of, and operates under a charter adopted by, our Board. A copy of the charter is available on our website at http://investor.bioform.com/governance.cfm. The committee’s responsibilities include:

•	assisting the Board in identifying prospective director nominees and recommending to the Board the director nominees for each Annual Meeting of stockholders;

•	recommending members for each Board committee;

•	ensuring that the Board is properly constituted to meet its fiduciary obligations to our company and the stockholders and that we follow appropriate governance standards;

•	developing and recommending to the Board, governance principles applicable to our company; and

•	overseeing the evaluation of the Board and management.

The nominating and corporate governance committee evaluates and proposes nominees for election to the Board. The committee has the authority to retain and terminate any search firm to be used to identify director candidates. The committee will consider stockholder nominees for election to the Board. The process for considering candidates for the Board, including candidates recommended by a security holder, involves a review of the candidate’s professional experience and ability to benefit the composition, organization and governance of the Board and its committees. The process also involves interviews with committee members, followed by interviews with other Board members, if the candidate continues through the process. In carrying out these responsibilities, the committee discusses with members of the Board their willingness to transition off the Board as suitable and qualified candidates are identified.

In 2009, the committee amended its charter to include oversight of regulatory and clinical activities, manufacturing processes and quality assurance/control processes and our commercial organizational compliance with applicable regulation

The nominating and corporate governance committee currently consists of Messrs. Nugent, Sidow and Sutter, each of whom has been determined to be independent within the meaning of applicable SEC and NASDAQ rules. Mr. Sutter is the chairman of our nominating and corporate governance committee. We believe that the composition and functioning of our nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, NASDAQ and SEC rules and regulations.

Communications with the Board of Directors

Stockholders wishing to communicate with the Board or with an individual Board member concerning BioForm may do so by writing to the Board or to the particular Board member, and mailing the correspondence to Attn: Board of Directors, c/o Investor Relations, 1875 South Grant Street, Suite 200, San Mateo, California 94402. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

Code of Business and Ethical Conduct

We are committed to maintaining the highest standards of business conduct and ethics. We have adopted a Code of Business Conduct and Ethics, or Ethics Code, for our directors, officers (including our principal executive officer and principal financial officer) and employees. Our Ethics Code reflects our values and the business practices and principles of behavior that support this commitment. We expect all directors, as well as officers and employees, to act ethically at all times. Our Ethics Code is intended to satisfy SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the NASDAQ listing standards requirement for a “code of conduct.” Our Ethics Code is available on our website. We will post any amendment to the Ethics Code, as well as any waivers that are required to be disclosed by the rules of the SEC or the NASDAQ, on our website.

Board of Directors and Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Limitations on Liability and Indemnification

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We have in place directors’ and officers’ liability insurance that insures such persons, under certain circumstances, against the costs of defense, settlement or payment of a judgment.

In addition, our amended and restated certificate of incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law of the State of Delaware. This provision in our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for any breach of the director’s duty of loyalty to us and for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law. This provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

Under our indemnification agreements, we are required to provide indemnification against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any actual or threatened proceeding, if any of them may be made a party to such proceeding because he or she is or was one of our directors or officers. We are obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, we are responsible for these amounts only if the officer or director had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also set forth procedures that apply in the event of a claim for indemnification thereunder.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer, other than a breach of contract dispute with a former Argentina distributor who has named both our chief executive officer and our president in its mediation demand.

Related Party Transactions

We have not entered any related party transactions in fiscal 2009 and are not currently planning to enter any such transactions.

As provided by our audit committee charter, our audit committee will have to review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTING FIRM

The audit committee of the Board has selected Ernst & Young LLP as the independent accounting firm to perform the audit of our financial statements for the fiscal year ending June 30, 2010. Ernst & Young audited our financial statements for fiscal 2009. Ernst & Young is an independent accounting firm. Our Board is asking the stockholders to ratify the selection of Ernst & Young as our independent auditor for fiscal 2010. Although not required by law, the rules of NASDAQ, or our Company’s Bylaws, our Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the audit committee may, in its discretion, select a different independent accounting firm at any time during the year if it determines such a change would be in the best interests of our Company and our stockholders. If the stockholders fail to ratify the selection of Ernst & Young as our independent auditor for fiscal 2010, the audit committee will consider whether to retain that firm for the year ending June 30, 2010. The vote of a majority of the shares present in person or by proxy and entitled to vote at the 2009 Annual Meeting is required for approval of this proposal.

Representatives of Ernst & Young are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS OUR COMPANY’S INDEPENDENT ACCOUNTING FIRM FOR FISCAL 2010.

Fees Paid to Independent Auditors

The following table sets forth the fees paid to Ernst & Young, the member firms of Ernst & Young, and their respective affiliates (collectively, “Ernst & Young”):

In the below table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements and for services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax services fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Service Category	2009	2008
Audit Fees	$334,350	$315,000
Audit-Related Fees	23,340	—
Tax Services Fees	138,344	52,255
All Other Fees	—	634,308

Total	$496,034	$1,001,563

Audit Fees

The aggregate Audit Fees billed by Ernst & Young in the fiscal years ended June 30, 2008 and 2009 included fees for services rendered for the audits of our annual financial statements, the review of quarterly financial statements beginning with our quarter ended December 31, 2007, and, for fiscal 2008, services related to the registration statement filed in connection with our initial public offering.

Pre-Approval Policy

To help ensure the independence of the independent accounting firm, the audit committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for our Company by the independent accounting firm. All of the services provided by Ernst & Young described in the table above were pre-approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE

The material in this section is not deemed filed with the SEC and is not incorporated by reference in any filing of our Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in those filings.

The audit committee is responsible for providing oversight to the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements. The audit committee monitors BioForm’s external audit process, including auditor independence matters, the scope and fees related to audits, and the extent to which the independent accounting firm may be retained to perform non-audit services. The audit committee also reviews the results of the external audit with regard to the adequacy and appropriateness of BioForm’s financial, accounting and internal controls over financial reporting. In addition, the audit committee generally oversees BioForm’s internal compliance policies. The function of the audit committee is not intended to duplicate or to certify the activities of management and the independent accounting firm, nor can the audit committee certify that the independent accounting firm is “independent” under applicable rules. The audit committee members are not professional accountants or auditors. Under its Charter, the audit committee has authority to retain outside legal, accounting or other advisors as it deems necessary to carry out its duties and to require BioForm to pay for such expenditures.

The audit committee provides counsel, advice and direction to management and the independent accounting firm on matters for which it is responsible, based on the information it receives from management and the independent accounting firm and the experience of its members in business, financial and accounting matters.

BioForm’s management is responsible for the preparation and integrity of its financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.

In this context, the audit committee hereby reports as follows:

1. The audit committee has reviewed and discussed the audited financial statements for fiscal 2009 with BioForm’s management.

2. The audit committee has discussed with the independent accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and Securities and Exchange Commission rules discussed in Final Releases Nos. 33-8183 and 33-8183a.

3. The audit committee has received written disclosures and a letter from the independent accounting firm, Ernst & Young LLP, required by Independence Standards Board Standard No. 1 and has discussed with Ernst & Young LLP their independence.

4. Based on the review and discussion referred to above, the audit committee recommended to the Board, that the audited financial statements for the fiscal year ended June 30, 2009 be included in our Annual Report of Form 10-K for fiscal 2009.

The foregoing report is provided by the undersigned members of the audit committee.

Tim Lynch, Chair

Chris Dennis

N.C. Joseph Lai, Ph.D.

EXECUTIVE OFFICERS

Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among our directors and officers. The following table provides information regarding our executive officers as of October 17, 2009:

Name	Age	Position
Steve Basta	44	Chief Executive Officer and Director
Dennis Condon	60	President and Chief Business Officer
Adam Gridley	37	Senior Vice President, Corporate Development
Frederick Lwee	28	Principal Financial Officer, Vice President of Finance, Controller and Assistant Secretary

Steve Basta has been our Chief Executive Officer since November 2002 and has served as a member of our Board since that time. For a full biography of Mr. Basta, please see Proposal One of this proxy statement.

Dennis Condon has been our President and Chief Business Officer since June 2007 and serves as a member of our Board. For a full biography of Mr. Condon, please see Proposal One of this proxy statement.

Adam Gridley has been our Senior Vice President, Corporate Development since September 2008. From July 2005 to September 2008, Mr. Gridley was our Vice President, Corporate Development. From April 2004 to July 2005, he was our Director of Corporate Development and from September 2003 to April 2004, he was our Director of Market Development. From 1996 to June 2003, he was with Gliatech, where he most recently was Director of Business Development. Mr. Gridley holds a B.S. and an M.B.A. from the University of Denver.

Frederick Lwee has been our Principal Financial Officer since May 2009 and our Vice President of Finance and Assistant Secretary since September 2009. Mr. Lwee joined us in May 2008 as our Director of Accounting, and was promoted to Controller in October 2008, a position that he continues to hold. From September 2003 to April 2008, Mr. Lwee was a Manager in the Assurance and Advisory Business Services Practice of Ernst & Young, LLP. Mr. Lwee holds a Bachelor of Science degree in Accounting from Santa Clara University and is a certified public accountant.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of September 15, 2009, including stock held by:

•	each beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our named executive officers and directors as a group.

The percentage of shares beneficially owned is based on 46,462,057 shares of common stock outstanding as of September 15, 2009. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, the persons and entities named below have sole voting and sole investment power with respect to all shares beneficially owned. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of September 15, 2009 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address for each listed stockholder is c/o BioForm Medical, Inc., 1875 South Grant Street, Suite 200, San Mateo, CA 94402.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Options and Warrants Exercisable Within 60 days	Percent of Shares Outstanding
5% Stockholders
Essex Woodlands Health Ventures Fund VI, L.P. (1)	7,087,295	—	15.4%
21 Waterway Avenue, Suite 225 The Woodlands, TX 77380
Entities affiliated with PTV Sciences (2)	6,338,599	—	13.6%
221 West 6th Street, Suite 700 Austin, TX 78701
Entities affiliated with Vivo Ventures (3)	5,324,915	—	11.5%
575 High Street, Suite 201 Palo Alto, CA 94301
Veron International Limited (4)	3,310,339	—	7.1%
Chinachem Golden Plaza, Top Floor, 77 Mody Road, Tsimshatsui East Kowloon, Hong Kong
Entities affiliated with Teknoinvest (5)	3,161,255	—	6.8%
Stranden 1A 0250 Oslo, Norway

Directors and Named Executive Officers
Steve Basta	922,086	402,500	2.9%
Dennis Condon	—	61,000	*
Adam Gridley	21,562	66,250	*
Frederick Lwee	—	22,500	*
Martin Sutter (6)	7,087,295	70,568	15.4%
Chris Dennis	—	34,095	*
N.C. Joseph Lai, Ph.D. (7)	3,480,903	—	7.5%
Tim Lynch	45,454	40,958	*
Jeff Nugent	—	—	*
Kevin Sidow	—	60,878	*
All named executive officers and directors as a group (10 persons)	11,557,300		26.5%

*	Indicates ownership of less than 1%

(1)	Consists of 7,087,295 shares held by Essex Woodlands Health Ventures Fund VI, L.P. (“Essex VI”). Essex Woodlands Health Ventures VI, L.P., is the general partner of Essex VI (“Essex VI GP”), Essex Woodlands Health Ventures VI, L.L.C., the general partner of Essex VI GP (“Essex VI General Partner”). James L. Currie, Jeff Himawan, Martin Sutter, Immanuel Thangaraj and Petri Vainio are each a “Manager” (and collectively, the “Managers”) of Essex VI General Partner. Each of the Managers is deemed to have shared voting and investment power with respect to 7,087,295 shares. Each of the Managers disclaims beneficial ownership of the shares except to the extent of their pecuniary interest therein.

(2)	Consists of 6,338,599 shares held by Pinto Technology Ventures, L.P. (“Pinto LP”). Pinto TV GP Company LLC (“Pinto LLC”) is the sole general partner of Pinto Technology Ventures GP, L.P. (“Pinto GP”), which serves as the sole general partner of Pinto LP. Matthew S. Crawford and Dr. Evan Melrose are managers of Pinto LLC. Mr. Crawford and Dr. Melrose disclaim beneficial ownership of the shares reported herein, except to the extent of their pecuniary interest therein.

(3)

Consists of (i) 2,978,767 shares held by Biotechnology Development Fund II, L.P., (ii) 1,407,544 shares held by Biotechnology Development Fund IV, L.P. (iii) 500,000 shares held by Biotechnology Development Fund, L.P., (iv) 412,588 shares held by BioAsia Crossover Fund, L.P., and (v) 26,016 shares held by Biotechnology Development Fund IV Affiliates, L.P. The following entities and individuals may be deemed to have shared voting and dispositive power as to these shares: (1) BioAsia Management, LLC, the general partner of Biotechnology Development Fund II, L.P., (2) BioAsia

Investments IV, LLC, the general partner of Biotechnology Development Fund IV, L.P., BioAsia Crossover Fund, L.P. and Biotechnology Development Fund IV Affiliates, L.P., (3) BioAsia Investments, LLC, the general partner of Biotechnology Development Fund, L.P., (4) Frank Kung and Edgar Engleman, members of BioAsia Management, LLC, BioAsia Investments IV, LLC and BioAsia Investments, LLC, (5) Dr. Albert Cha, member of BioAsia Investments IV, LLC and (6) Anselm Leung, member of BioAsia Management, LLC and BioAsia Investments, LLC.

(4)	Consists of 3,310,339 shares beneficially owned by the estate of Nina T.H. Wang. Voting control of the shares is held by the board of directors of Veron International, which is comprised of Joseph Wing Kong Leung and Milestone Management Limited. The board of directors of Milestone Management Limited is comprised of Joseph Wing Kong Leung and Kam Por Chan.

(5)	Consists of (i) 2,906,710 shares held by Teknoinvest VIII KS and (ii) 254,545 shares held by Teknoinvest VIII B (GP) AS. Teknoinvest VIII (GP) KS is the general partner of Teknoinvest VIII KS. Erik Engebretsen, Arne Trondsen, Finn Anonsen, Johnny Ballestad and Bjørn Bjorå are members of the board of directors of Teknoinvest VIII (GP) KS and Tor Bergstrøm and Kim Nicolai Strømsborg are deputies. Each member is deemed to have shared voting and investment control over the shares held by Teknoinvest VIII KS. Erik Engebretsen, Arne Trondsen, Finn Anonsen, Johnny Ballestad and Bjørn Bjorå are members of the board of directors of Teknoinvest VIII B (GP) AS and Tor Bergstrøm and Kim Nicolai Strømsborg are deputies. Each member is deemed to have shared voting and investment control over the shares held by Teknoinvest VIII B (GP) AS.

(6)	Consists of 7,087,295 shares held by Essex VI and an option exercisable for 35,000 shares held by Mr. Sutter. See footnote 1.

(7)	Consists of (i) 2,600,000 shares held by Helen Lai and N.C. Joseph Lai, and their successors, co-Trustees of the Helen and Joseph Lai Irrevocable Trust, dated December 17, 1999, (ii) 720,000 shares held by Naichiu Joseph Lai Revocable Trust, (iii) 160,803 shares held by N.C. Joseph Lai, a/t/f the Helen & Joseph Lai Irrevocable Trust, and (iv) 100 shares held by N.C. Joseph Lai.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended June 30, 2009, all reports were timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for our fiscal year ended June 30, 2009 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Introduction

The primary objectives of our compensation programs are to:

•	attract and retain excellent and capable performers;

•	establish a direct link between sustained corporate performance and individual rewards;

•	create long-term value; and

•	provide ownership opportunity to many of our employees.

We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. Company performance is the primary measure of success upon which we structure our compensation. We evaluate and reward our executive officers based on their contribution to the achievement of short and longer-term goals. Individual and departmental performance is factored into salary increase decisions and long-term incentive programs, such as stock option awards.

At-will employment agreements, in the form of offer letters, are entered into with our named executive officers prior to the commencement of their employment. We reinforce our overall compensation objectives by agreeing to base salary, bonus opportunity and initial long term equity incentive grants in these agreements. While we seek to align the various compensation components of a candidate to those of existing employees at a similar level within the organization, factors that impact an individual’s initial compensation and the relative allocation among types of compensation include the nature of the position being filled and associated responsibilities, the individual’s prior experience, competitive market conditions for that position and the individual’s compensation expectations.

Each element of compensation for our named executive officers is reviewed at least annually. The discussion below includes a review of compensation decisions in and for the fiscal year ended June 30, 2009, as well as related decisions for fiscal 2010.

2009 Named Executive Officer Overview

At the end of fiscal 2009, our named executive officers were Steve Basta, Dennis Condon, Adam Gridley and Frederick Lwee. In September 2008, our compensation committee approved the promotion of Mr. Gridley to Senior Vice President, Corporate Development, making him a named executive officer for fiscal 2009. Derek Bertocci was our Chief Financial Officer until his departure in December 2008. Following Mr. Bertocci’s departure, James Floyd performed the function of principal financial and accounting officer on an interim, consulting, basis from February 2009 until May 2009. Frederick Lwee, who joined us in May 2008 as our Director of Accounting and was promoted to Controller in October 2008, was appointed as our Principal Financial Officer in May 2009. In September 2009, Mr. Lwee was appointed Vice President of Finance and Assistant Secretary.

Fiscal 2009 Executive Compensation Overview

As with prior years, executive compensation for fiscal 2009 were established through a detailed compensation committee process, which ran from March thru July, 2008. In March 2008, our compensation committee, with the assistance of Compensia, commenced a reevaluation of the peer group established for fiscal 2008. In June 2008, the committee received an executive competitive pay analysis report prepared by Compensia (the “Compensia Report”). The Compensia Report reflected several limitations of both published compensation surveys and peer group data, including their inadequacy for certain executive officer positions, including the President/Chief Business Officer and the Vice President of Corporate Development positions. Notwithstanding these limitations, the Compensia Report indicated that our total executive compensation (including base salaries, target incentive opportunities, target total cash compensation, annual equity values and target total direct compensation) generally fell below the market 50th percentile.

In performing its analysis, in addition to the Compensia Report, which was very important to the committee’s determinations, the committee also took into consideration the potential impact of the decline in our stock price on the near-term retention aspects of executives’ current option holdings. Further, the committee requested and received from our chief executive officer recommendations for base salaries and annual refresher grants for the other executive officers.

CEO Compensation. In July 2008, as part of our annual compensation review process, our compensation committee awarded Mr. Basta a 275,000 share refresher grant, which was in line with the Compensia Report. The committee, however, determined to align the CEO’s total cash compensation more closely to overall company performance by increasing his base salary by an amount less than recommended by Compensia, but increasing his cash bonus potential by more than recommended by Compensia, while leaving total target compensation at or below that recommended by Compensia. As a result, Mr. Basta’s base salary increased by 5%, rather than the Compensia recommended 15%, while his bonus potential was raised from 40% to 60%, rather than the Compensia recommended increase to 50%.

President/COO Compensation. In July 2008, our compensation committee awarded Mr. Condon a 140,000 share refresher grant, which was 20,000 shares over the grant guidelines reflected in the Compensia Report because, as noted by Compensia, the exercise price of his outstanding options were significantly “underwater” – that is, higher than the current stock price — and, therefore, failed to provide meaningful retention value. Mr. Condon’s base salary was increased by 5% over fiscal 2008.

Principal Financial Officer Compensation. In July 2008, our compensation committee awarded Mr. Bertocci, our former chief financial officer, a 100,000 share refresher grant and 6% increase in base salary from $260,000 to $275,000, which was in line with the Compensia Report. Mr. Bertocci terminated his employment with us in December 2008. From February 2009 to May 2009, James Floyd consulted as our interim principal financial and accounting officer. He did not receive any stock award. Frederick Lwee, who joined us in May 2008 as our Director of Accounting and was promoted to Controller in October 2008, was appointed as our Principal Financial Officer in May 2009.

In September 2009 (fiscal 2010), Mr. Lwee was appointed Vice President of Finance and Assistant Secretary. As part of our regular annual employee compensation review process, to reflect Mr. Lwee’s increased responsibilities as Principal Financial Officer and Vice President of Finance, along with the critical nature of this function, the compensation committee approved an increase in Mr. Lwee’s base salary to $175,000, from $143,750. Additionally, the committee approved an option grant to Mr. Lwee in the amount of 40,000 shares, priced at the closing price on the date of the grant, September 2, 2009.

Senior Vice President, Corporate Development Compensation. In September 2008, our compensation committee approved the promotion of Mr. Gridley to Senior Vice President, Corporate Development, making him a named executive officer for fiscal 2009. In connection with the promotion of Mr. Gridley, our compensation committee approved the increase of Mr. Gridley’s base salary to $252,000 from $234,300, in line with the Compensia Report. Additionally, the committee approved an option award to Mr. Gridley in the amount of 40,000 shares, granted at the closing price on October 1, 2008, the date of grant. The Compensia Report suggested an increase of 85,000 shares, but Mr. Gridley had already been awarded 48,000 shares in July 2008, which combined with the October award was in line with Compensia’s recommendation.

2009 Cost Reduction Measures

Bonus Suspension. In November 2008, our Board of Directors, in response to the economic downturn, approved a cost reduction plan designed to reduce annual operating expenses by up to $20,000,000. In conjunction with this plan, management recommended, and our compensation committee approved, an indefinite suspension of year end bonuses.

Director Fee Plan. In December 2008, management recommended, and our Board approved, a Directors’ Fee Plan (discussed in detail below), whereby Board member annual retainer fees could be paid in stock, rather than in cash.

401(k) Company Match Suspension. In March 2009, management recommended, and our Board approved, the indefinite suspension of the 401(k) company matching benefit, effective July 1, 2009.

2009 Stock Option Tender Offer

In December 2008, we commenced a tender offer to our permit officers and employees the opportunity to exchange outstanding options to purchase shares of our common stock with a per share exercise price equal to or greater than $3.70 (the “eligible options”), for new “replacement options” to purchase the same number of shares of our common stock. The tender offer commenced on December 22, 2008 and expired on January 22, 2009.

This tender offer was implemented at the direction of our compensation committee, which was concerned that with the company’s stock price at an all time low of approximately $1.00 per share, previously issued options would provide no meaningful retention incentive. The committee had been advised by both legal counsel and by Compensia on the structure of the tender offer. The committee approved a structure that involved a one-for-one exchange; a full reset of four year vesting, with a one year cliff; and participation by management but not by the Board.

We priced and granted the replacement options at a per share exercise price of $1.12 on January 22, 2009, which was the closing price on the expiration date of the tender offer. We exchanged a total of 3.7 million eligible options for replacement options during the offering period, 1.8 million shares of which were tendered from our 2003 (Active) Stock Plan and 1.9 million shares of which were tendered from our 2007 Equity Incentive Plan. Each replacement option was issued out of and subject to the 2007 Equity Incentive Plan, and all eligible options received in the exchange both from the 2003 (Active) Stock Plan and from the 2007 Equity Incentive Plan were cancelled as of January 22, 2009 and returned to the 2007 Equity Incentive Plan. Prior to the share exchange, in December 2008, we held our annual meeting at which our stockholders approved amendments to both our 2007 Equity Incentive Plan and 2003 (Active) Stock Plan to permit awards previously granted under the 2003 (Active) Stock Plan to be included in the 2007 Equity Incentive Plan exchange program and for shares so exchanged to be returned to the 2007 Equity Incentive Plan.

2009 Director Fee Plan

Our Directors’ Fee Plan (the “Fee Plan”) was adopted by the Board effective January 1, 2009. The Fee Plan sets forth the method of payment of retainer fees for members of the Board, and allows each director to elect to receive certain fees for services to the company in either all cash or all options to purchase common stock or half (50%) of each. A director’s fees are paid 100% in cash unless and until an election is made to the contrary. The Fee Plan was proposed by management as part of its overall cash preservation strategy announced in November 2008. Under the Fee Plan, the company makes either a cash payment or grant of an option (or both) to each director on the first business day of each calendar quarter for fees for services to be rendered during such quarter. If a director has elected to receive any portion of such fees in the form of an option, the number of shares underlying the option are calculated such that the Black Scholes value, as determined on such date, of the option will equal one-fourth of the annual fees with respect to which the election is made. All such options are granted under and pursuant to the 2007 Equity Incentive Plan.

A director may make an election under the Fee Plan regarding fees for services to be performed during the calendar year following the calendar year in which the election is made. An individual who first becomes a director after the beginning of a calendar year is paid all fees in cash for the remainder of that calendar year and may make an election under the Fee Plan only for any future calendar year. Any election made pursuant to the Fee Plan shall continue in effect until revoked by the director. Effective January 1, 2009, Mssrs. Dennis, Sidow and Sutter have elected to receive 100% of their annual Board and committee retainer fees in stock pursuant to the Fee Plan.

Fiscal 2010 Executive Compensation Actions taken during Fiscal 2009

As in prior years, the compensation committee began its fiscal 2010 compensation review in March of the preceding year (March 2009). However, unlike prior years, factors such as our depressed stock price, our cost savings measures (which included a previously approved indefinite suspension of year end bonuses and the recommended suspension of the 401(k) match and a salary freeze for fiscal 2010), the competitive environment, employee attrition, and the impact of macroeconomic conditions on our operating performance, led the committee to accelerate its fiscal 2010 actions into fiscal 2009. The committee requested that our CEO provide the committee with compensation recommendations that emphasized equity incentives, to offset other compensation component reductions, and that reflected input from Compensia. Following receipt of our CEO’s recommendations and the receipt of input from Compensia, in April 2009, the committee approved executive officer grants at or below the fiscal 2009 level as follows: 200,000 shares, 120,000 shares, and 86,000 shares to Mssrs. Basta, Condon and Gridley, respectively.

Role of Our Compensation Committee

Our compensation committee is appointed by our Board. It has certain independent responsibilities pursuant to a written charter that was adopted by our Board in August 2007. A copy of this charter is available on our website.

Under its charter, the purpose of our compensation committee is to, among other things:

•	review and approve compensation of our executive officers; and

•	provide disinterested administration of any employee benefit plans in which our named executive officers are eligible to participate.

As in prior years, in carrying out its responsibilities for fiscal 2009, our compensation committee engaged Compensia, a management consulting firm providing executive compensation advisory services, as our compensation consultant, and has actively worked with Compensia to perform a peer group analysis, reviewing executive compensation arrangements primarily of publicly-traded medical device companies, and to produce a report and recommendations for the committee’s consideration. In the future, our compensation committee may seek additional reports from Compensia or another consultant. It may also decide not to hire a compensation consultant each year, if it believes that the prior report obtained, along with publicly-available data from an industry peer group, is sufficient to allow it to make informed decisions with regard to executive compensation matters.

Compensation Components

Compensation for our executive officers is broken out into cash, stock and other benefits.

Total Cash Compensation. Total cash compensation consists of base salary and bonus. Our total cash compensation goals for our executive officers in recent years have been based upon the following principles:

•	ensuring that our short-term incentive program is consistent with our compensation philosophy;

•	bonus payouts should be primarily based on company financial and operational performance, rather than individual performance; and

•	seeking to make target total cash compensation levels competitive with market comparable companies.

For fiscal 2009, our compensation committee engaged in a process similar to that conducted for fiscal 2008, reviewing our cash and equity compensation against market comparables in order to determine appropriate compensation for fiscal 2009. In March 2008, our compensation committee, with the assistance of Compensia, commenced a reevaluation of the peer group established for fiscal 2008. Peer group companies were selected based primarily upon the following factors:

•	Company Type. U.S.-based publicly-traded independent corporations, with primary emphasis on companies headquartered in California.

•	Business Focus. Medical technology companies, with primary emphasis on companies in the medical therapy/aesthetics area.

•	Revenue. Last four quarters from $50-200 million, reflecting growth of 20% or more over the prior period.

Based upon these criteria, the compensation committee developed a peer group comprised of the following companies: Conceptus, Cynosure, IRIDEX, Kensey Nash, Lifecore Biomedical, Obagi, Orthovita, Osteotech, Regeneration Technologies, STAAR Surgical, Thermage, Vascular Solutions and VNUS Medical. The compensation committee continued the fiscal 2008 principle that total cash compensation should be between the 50th and 75th percentile of the peer group.

Base Salary. We determine our named executive officers’ salaries based on job responsibilities and individual experience, skills and knowledge and also review the amounts we pay against comparable competitive market compensation data for similar positions within the life sciences industry among those companies we identify as market peers. We generally attempt to set base pay within the 50th-75th percentile of market comparables. Typically, base salary adjustments are made in the first month following, and are retroactive to, the commencement of the fiscal year. We have not and do not expect to apply specific formulas to determine increases in base salary; however, the review takes into account a number of factors, including compensation survey data, seniority and overall level of responsibility, as well as the compensation committee’s subjective evaluation as to the performance of the named executive officer in the preceding fiscal year.

For fiscal 2009, the compensation committee implemented base salary increases of 5%, 6% and 5% for Messrs. Basta, Bertocci and Condon, respectively, in July 2008. At that time, and as a result of macroeconomic conditions, the committee considered lower base salary increases across the organization, but determined that the cash savings was outweighed by the potential negative impact on morale. In approving these percentage increases, the committee relied heavily on Compensia’s June 2008 executive competitive pay analysis report (the “Compensia Report”). In September 2008, our compensation committee approved the promotion of Mr. Gridley to Senior Vice President, Corporate Development, making him a named executive officer for fiscal 2009. In connection with the promotion of Mr. Gridley, our compensation committee approved the increase of Mr. Gridley’s base salary to $252,000 from $234,300, in line with the Compensia Report.

As part of our cost reduction plan announced in November 2008, we have suspended base salary increases, and the executive officer salaries for fiscal 2010 remain at fiscal 2009 levels.

Bonus Program. No bonuses were awarded for fiscal 2009. As discussed above, in November 2008, our Board of Directors, in response to the economic downturn, approved a cost reduction plan which included an indefinite suspension of year end bonuses. At the beginning of fiscal 2009, prior to the suspension of bonuses, the compensation committee had established the bonus potentials for our executive officers at a level consistent with fiscal 2008, except that Mr. Basta’s bonus potential has been revised from 40% to 60%, in order to tie a greater portion of the CEO’s potential total compensation to the achievement of corporate goals.

As of the date of this proxy statement, we have taken no action to reintroduce bonuses for fiscal 2010.

Long-Term Stock Awards. We believe that our corporate long-term performance is supported by the use of stock-based awards. Our equity compensation goals for our executive officers are based upon the following principles:

•	stockholder and executive interests should be aligned;

•	stock awards programs should be structured to provide meaningful retention incentives to participants; and

•	actual awards should be tailored to reflect peer-group standards, individual performance and attraction/retention goals.

We grant our equity awards under our 2007 Equity Incentive Plan, which is administered by our compensation committee. Under the 2007 Equity Incentive Plan, we have granted only stock options. All options to purchase shares of our common stock are issued with at an exercise price equal to the fair market value of such stock on the date of grant. The date of grant is the date of the meeting or written consent by the committee, or delegated subcommittee. Under the 2007 Equity Incentive Plan, we are also permitted to award stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards to our officers, directors and employees, though we have not utilized any of these instruments.

We have no program, plan or practice to select option grant dates (or set Board meeting dates) to correspond with the release of material non-public information. However, our regular Board meetings are often scheduled to take place during an “open window” period (when we believe that we will not be in possession of material non-public information related to our financial condition or results of operations).

In July 2008, the compensation committee approved executive officer equity compensation awards in the amounts of 275,000 shares, 100,000 shares and 140,000 shares to Messrs. Basta, Bertocci and Condon, respectively. Each of these awards were in line with the Compensia Report, with the exception of Mr. Condon’s award, which was 20,000 shares above the grant guidelines reflected in the Compensia Report because, as noted by Compensia, the exercise price of his outstanding option grant was significantly higher than the existing stock price and, therefore, failed to provide meaningful retention value. When Mr. Gridley was promoted to executive officer status, the committee approved an option award to him in the amount of 40,000 shares, granted at the closing price on October 1, 2008, the date of grant. The Compensia Report suggested an increase of 85,000 shares, but Mr. Gridley had already been awarded 48,000 shares in July 2008, which combined with the October award was in line with Compensia’s recommendation.

As in prior years, the compensation committee began its fiscal 2010 compensation review in March of the preceding year (March 2009). However, unlike prior years, factors such as our depressed stock price, our cost savings measures (which included a previously approved indefinite suspension of year end bonuses and the recommended suspension of the 401(k) match and a salary freeze for fiscal 2010), the competitive environment and the impact of macroeconomic conditions on our operating performance, led the committee to accelerate its fiscal 2010 actions into fiscal 2009. The committee requested that our CEO provide the committee with compensation recommendations that emphasized equity incentives, to offset other compensation component reductions, and that reflected input from Compensia. Following receipt of our CEO’s recommendations and the receipt of input from Compensia, in April 2009, the committee approved executive officer grants of 200,000 shares, 120,000 shares, and 86,000 shares to Mssrs. Basta, Condon and Gridley, respectively.

Benefits. We provide the following benefits to our named executive officers generally on the same basis as the benefits provided to our employees generally:

•	health, vision and dental insurance;

•	flexible spending account;

•	401(k) plan with a 4% matching program (indefinitely suspended as of July 1, 2009, as a cost saving measure);

•	short and long-term disability insurance and life insurance;

•	fitness reimbursement program; and

•	tuition reimbursement program.

We offer customary benefits programs to each of our European employees.

Mr. Basta and Mr. Condon have each entered into offer letter agreements with us under which each may receive vesting of their outstanding options upon their involuntary or constructive termination following a change of control and, in certain circumstances, severance. See “Potential Payments upon Termination or Change in Control,” below.

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

We chose to build our executive compensation program around each of the above elements because we believe that each individual component is useful in achieving one or more of the primary objectives of our program and we believe that, together, they have been and will continue to be effective in achieving our overall objectives.

REPORT OF COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of BioForm, and based upon those discussions, the compensation committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the undersigned members of the compensation committee.

Jeff Nugent, Chair

Chris Dennis

Kevin Sidow

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary compensation information for our chief executive officer, chief financial officer, and each of our other executive officers as of the end of the last fiscal year. We refer to these persons as our named executive officers elsewhere in this proxy statement. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Fiscal Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Steve Basta	2009	$392,423	$696,673	—	$37,553	$1,126,649
Chief Executive Officer and	2008	$374,639	$654,150	$82,500	$26,129	$1,137,418
Director	2007	$346,539	$63,766	$139,300	$18,320	$567,924

Dennis Condon	2009	$319,869	$544,766	—	—	$864,635
President and Chief Business Officer	2008	$305,678	$1,466,271	$70,150	—	$1,849,727

Adam Gridley(4)	2009	$246,577	$259,732	—	$34,193	$540,502
Senior Vice President Corporate Development

Frederick Lwee(5)	2009	$137,667	$113,107	—	$12,623	$263,397
Principal Financial Offer

Derek Bertocci(6)	2009	$136,727	$160,070	—	$19,305	$316,102
Former Chief Financial	2008	$259,464	$626,775	$60,450	$23,829	$970,518
Officer	2007	$148,077	$68,938	$44,220		$261,235

James Floyd(7)	2009	$49,850	—	—	—	$49,850
Former Interim Principal Financial Officer

(1)	Amounts represent the dollar amount of compensation expense recognized by us for a given fiscal year related to grants of stock options during such fiscal year in accordance with FAS 123R.

(2)	Includes payments earned during the fiscal year based on performance in that fiscal year but paid the following fiscal year.

(3)	Consists of 401(k) matching and insurance premiums paid by us.

(4)	Mr. Gridley was promoted to Senior Vice President, Corporate Development in September 2008.

(5)	Mr. Lwee was promoted to Principal Financial Officer in May 2009.

(6)	Mr. Bertocci was our Chief Financial Officer until his departure in December 2008.

(7)	Mr. Floyd functioned as principal financial and accounting officer on an interim basis from February 2009 until May 2009.

Grants of Plan-Based Awards in 2009

The following table lists grants of plan-based awards, each of which was made under our 2007 Equity Incentive Plan to our named executive officers in fiscal 2009 and related total fair value compensation. As noted below, certain of these awards were cancelled and exchanged for replacement shares pursuant to the 2009 Stock Option Tender Offer described elsewhere in this proxy.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards (1)	Grant Date Fair Value of Stock and Option Awards (2)
Steve Basta	7/09/2008	275,000	(x)	$3.71	$440,193
	1/22/2009	275,000	(3)	$1.12	$88,000	(4)
	1/22/2009	120,000	(3)	$1.12	$294,582
	4/08/2009	200,000		$1.18	$114,480

Dennis Condon	7/09/2008	140,000	(x)	$3.71	$224,098
	1/22/2009	450,000	(3)	$1.12	$1,062,528
	1/22/2009	140,000	(3)	$1.12	$44,800	(4)
	1/22/2009	13,000	(3)	$1.12	$13,290
	4/08/2009	120,000		$1.18	$68,688

Adam Gridley	7/09/2008	48,000	(x)	$3.71	$76,834
	10/01/2008	40,000	(x)	$3.70	$77,612
	1/22/2009	40,000	(3)	$1.12	$53,615
	1/22/2009	30,000	(3)	$1.12	$73,646
	1/22/2009	48,000	(3)	$1.12	$15,360	(4)
	1/22/2009	40,000	(3)	$1.12	$12,800	(4)
	4/08/2009	86,000		$1.18	$49,226

Frederick Lwee	11/4/2008	90,000		$1.80	$84,321
	1/22/2009	10,000	(3)	$1.12	$19,236
	4/08/2009	44,000		$1.18	$25,186

(x)	This award was cancelled and replaced with a new award for the same number of shares on January 22, 2009, pursuant to our 2009 Stock Option Tender Offer.

(1)	The exercise price of each option award was the closing price of our common stock as reported on NASDAQ on the date of grant.

(2)	Amounts represent the grant date fair value of the option awards as prescribed under FAS 123R.

(3)	Replacement award issued pursuant to the 2009 Stock Option Tender Offer.

(4)	Represents the incremental fair value, computed as of the cancellation date in accordance with FAS 123R, with respect to those awards made pursuant to the 2009 Stock Option Tender Offer.

Equity Incentive Awards Outstanding as of June 30, 2009

The following table lists the outstanding equity incentive awards held by our named executive officers as of June 30, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date
Steve Basta	25,000	—	$0.45		1/15/2014
	100,000	—	$0.84		7/22/2014
	60,000	30,000	$0.84		7/21/2015
	125,000	125,000	$2.50		7/20/2016
	—	395,000	$1.12	(1)	1/22/2019
	—	200,000	$1.18		4/08/2019

Dennis Condon	35,000	—	$0.45		1/15/2014
	13,000	—	$0.84		1/13/2015
	13,000	—	$1.75		1/12/2016
	—	603,000	$1.12	(1)	1/22/2019
	—	120,000	$1.18		4/08/2019

Adam Gridley	3,438	—	$0.45		9/25/2013
	5,000	—	$0.45		1/15/2014
	5,000	—	$0.84		10/7/2014
	15,000	—	$0.84		4/21/2015
	22,500	7,500	$0.84		7/21/2015
	22,500	7,500	$1.75		1/12/2016
	12,500	12,500	$2.50		7/20/2016
	—	158,000	$1.12	(1)	1/22/2019
	—	86,000	$1.18		4/08/2019

Frederick Lwee	13,125	76,875	$1.80		11/4/2018
	—	10,000	$1.12	(1)	1/22/2019
	—	44,000	$1.18		4/08/2019

(1)	Option awards granted in a one-for-one exchange for awards cancelled pursuant to our 2009 Stock Option Tender Offer.

Option Exercises and Stock Vested in Fiscal 2009

There were no options exercised by our named executive officers in fiscal 2009.

Potential Payments upon Termination or Change in Control

We have an at-will employment agreement with Mr. Basta, entered into in November 2002, under which Mr. Basta is entitled to an annual salary subsequently adjusted by the Board or compensation committee, payable in cash or upon the mutual agreement of Mr. Basta and the Board. Mr. Basta is also eligible to receive a bonus of up to 40% of his then-current salary, in equity or a combination of cash and equity. In the event of an involuntary termination without cause, Mr. Basta will be entitled to a severance payment equal to 6 months of his then-current base salary. In the event the Company is acquired, and Mr. Basta is terminated or constructively terminated, the vesting of his stock option grants will be 100% accelerated.

We have an at-will employment agreement with Mr. Condon, entered into in May 2007, under which Mr. Condon is entitled to an annual salary of $305,000 and an initial stock option grant. The initial stock option grant was subject to vesting over 4 years, with no shares vesting until the first anniversary of employment. Mr. Condon is also eligible to receive a bonus of up to 40% of his then-current salary. The agreement provides that in the event of Mr. Condon’s termination without cause following a change in control he will be entitled to a severance payment equal to 6 months of his base salary and an acceleration of vesting of his stock option grant.

As a result of the foregoing agreements, we estimate that at June 30, 2009, the value of severance and acceleration of vesting was as follows:

Name	Value of Accelerated Options and Shares	Severance Payments	Total
Steve Basta	$900,350	$196,875	$1,097,225
Dennis Condon	$827,060	$160,125	$987,185

Additional Change of Control Provisions

Our 2007 Equity Incentive Plan provides that in the event of a merger or “change in control,” as defined in the 2007 Equity Incentive Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary assuming or substituting an equivalent award for each outstanding award. The administrator is not required to treat all awards similarly.

Securities Authorized for Issuance under Equity Compensation Plans

The following table includes information as of June 30, 2009 for our equity compensation plans (in thousands, except exercise price).

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	8,530	$1.37	2,122
Equity compensation plans not approved by security holders	—	—	—

Nonqualified Deferred Compensation

None of our named executive officers participate in non-qualified defined contribution plans or other deferred compensation plans maintained by us. Our compensation committee, which will be comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Fiscal 2009 Director Compensation

We pay each non-employee director $1,500 for each Board meeting attended in person and $500 for each Board meeting attended telephonically. Each non-employee director receives an annual retainer of $20,000. In addition, each non-employee director who serves as the chairperson of our audit committee, compensation committee or nominating and corporate governance committee also receives, for his or her service in such capacity, an additional annual retainer of $15,000, $7,500 or $5,000, respectively, and each other member of a committee shall receive an annual retainer of $2,500.

We reimburse each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Effective January 1, 2009, our Board adopted a Directors’ Fee Plan, pursuant to which directors can elect to receive their retainer fees either all in cash or all in options to purchase common stock or half (50%) of each. A director’s fees are paid 100% in cash unless and until an election is made to the contrary. The Plan was proposed by management as part of its overall cash preservation strategy announced in November 2008. Under the Plan, the company makes either a cash payment or grant of an option (or both) to each director on the first business day of each calendar quarter for fees for services to be rendered during such quarter. If a director has elected to receive any portion of such fees in the form of an option, the number of shares underlying the option are calculated such that the Black Scholes value, as determined on such date, of the option will equal one-fourth of the annual fees with respect to which the election is made. All such options are granted under and pursuant to the 2007 Equity Incentive Plan. A director may make an election under the Director Fee Plan regarding fees for services to be performed during the calendar year following the calendar year in which the election is made. An individual who first becomes a director after the beginning of a calendar year is paid all fees in cash for the remainder of that calendar year and may make an election under the Plan only for any future calendar year. Any election made pursuant to the Plan shall continue in effect until revoked by the director. Effective January 1, 2009, Messrs. Dennis, Sidow and Sutter have elected to receive 100% of their annual Board and committee retainer fees in stock pursuant to the Fee Plan.

Each non-employee director that is not employed by or affiliated with a holder of five percent or more of our stock, except for those directors who become non-employee directors by ceasing to be employee directors, receive an automatic initial grant of 30,000 shares upon such appointment. In addition, directors receive a subsequent grant of 10,000 shares annually starting after one year of service. Each initial grant of 30,000 shares and each subsequent grant of 10,000 shares become exercisable as to one-third of the shares subject to the grant on each anniversary of its date of grant, provided the director remains a director on such dates. All options granted under the automatic grant provisions have a term of ten years and an exercise price equal to the fair market value on the date of grant.

The following table sets forth summary compensation information for our non-management members of our Board who served as such during the last fiscal year.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Albert Cha M.D., Ph.D. (2)	$36,000	—	$36,000
Chris Dennis (3)	—	$30,714	$30,714
N.C. Joseph Lai, Ph.D.	$37,625	—	$37,625
Tim Lynch	$52,000	$5,590	$57,590
Evan Melrose, M.D. (4)	$26,000	—	$26,000
Jeff Nugent (5)	$11,000	$17,898	$28,898
Kevin Sidow	$26,000	$19,534	$45,534
Martin Sutter	$13,750	$14,680	$28,430

(1)	Amounts represent the dollar amount of compensation expense recognized by us in fiscal 2009 related to grants of stock options in fiscal 2009 and prior years in accordance with FAS 123R.
(2)	Dr. Cha resigned from our Board in February 2009, in conjunction with Mr. Nugent’s appointment to the Board.
(3)	Mr. Dennis became a member of our Board at our 2008 Annual Meeting in December 2008.
(4)	Dr. Melrose did not stand for reelection at our 2008 Annual Meeting and consequently ceased being a director in December 2008.
(5)	Mr. Nugent became a member of our Board in February 2009.

The aggregate number of option awards outstanding (both exercisable and unexercisable) for each of our non-employee directors for fiscal 2009 is set forth in the following table:

Name	Grant Date	Number of Option Awards Outstanding	Exercise or Base Price of Option Awards		Grant Date Fair Value of Option Awards (1)
Albert Cha, M.D., Ph.D.	—	—		—	—
Chris Dennis	12/12/2008	30,000		$1.10	$16,770
	1/2/2009	14,729		$1.03	$7,359
	4/1/2009	11,313		$1.20	$6,585
N.C. Joseph Lai, Ph.D.	—	—		—	—
Tim Lynch	7/20/2006	35,000		$2.50	$37,779
	2/01/2007	6,500		$4.50	$12,573
	12/12/2008	10,000		$1.10	$5,590
Evan Melrose, M.D.	—	—		—	—
Jeff Nugent	02/06/2009	30,000	$		$17,898
Kevin Sidow	7/25/2007	35,000		$7.30	$112,087
	12/12/2008	10,000		$1.10	$5,590
	1/2/2009	14,729		$1.03	$7,359
	4/1/2009	11,313		$1.20	$6,585
Martin Sutter	4/15/2004	35,000		$0.84	$2,391
	1/2/2009	16,202		$1.03	$8,095
	4/1/2009	11,313		$1.20	$6,585

(1)	In the case of options awarded, amounts represent the grant date fair value of the awards as prescribed under SFAS 123R.

OTHER MATTERS

We are not aware of any other business to be presented at the meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the meeting. Accordingly, the only business that our Board intends to present at the meeting is as set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

By order of the Board of Directors,

Steve Basta
Chief Executive Officer and Director

San Mateo, California

October 28, 2009

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

ADDRESS BLOCK Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/bfrm

Use the Internet to vote your proxy until 12:00 p.m. (CT) on December 9, 2009.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on December 9, 2009

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:

01 Chris Dennis

03 Martin Sutter

Vote FOR

Vote WITHHELD

02 Jeff Nugent all nominees from all nominees (except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of our Company for the fiscal year ending June 30, 2010.

For Against Abstain

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED CLASS II DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

Address Change Mark Box Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

BioForm Medical, Inc.

2009 ANNUAL MEETING OF STOCKHOLDERS

Thursday, December 10, 2009 8:30 a.m.

BioForm Medical, Inc.

1875 South Grant Street

San Mateo, California 94402

BIO FORM MEDICAL

BioForm Medical, Inc.

1875 South Grant Street

San Mateo, California 94402

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on December 10, 2009.

The undersigned stockholder of BioForm Medical, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated October 29, 2009 and hereby appoints Steve Basta and Frederick Lwee, each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2009 Annual Meeting of Stockholders of BioForm Medical, Inc. to be held on December 10, 2009, at 8:30 a.m., local time, at BioForm’s offices located at 1875 South Grant Street, San Mateo, California 94402, First Floor Conference Room, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth.